Exhibit XI Interim Management Statement – JANUARY SEPTEMBER 2023 (Unaudited) Q3

INTERIM MANAGEMENT STATEMENT / 2 Table of contents 3 President and CEO's comments 16 Notes to the interim financial statements 16 Note 1 - Net interest income 4 Key figures and ratios 16 Note 2 - Net profit/loss on financial operations 17 Note 3 - Expected credit loss 5 Operating and financial review 17 Note 4 - Net loan losses 5 Total comprehensive income 18 Note 5 - Lending outstanding 8 Financial position 18 Note 6 - Debts evidenced by certificates 10 Financial statements 19 Note 7 - Basis of preparation 10 Statement of comprehensive income 19 Ratio definitions 11 Statement of financial position 13 Statement of changes in equity 14 Cash flow statement

INTERIM MANAGEMENT STATEMENT / 3

President and CEO's comments

It has been a busy period for NIB since our last interim report. In August, NIB strengthened its Baltic presence with a new office in Riga. The new office brings NIB closer to its Baltic stakeholders, supporting the Bank's strategic objectives to further enhance the outreach in the region. The opening is in line with NIB's strategy to help develop and increase investments in underserved market segments. By establishing a regional hub, NIB aims to expand its activities towards Baltic private sector companies.

It is of utmost importance for NIB to identify priorities of our member countries and how we can support them. During the quarter, we held several stakeholder meetings to explore that. Most importantly, we met with the finance ministers of Latvia, Finland, and Sweden. We also held NIB's Board of Directors' meetings after summer in Stockholm and Riga with external stakeholder seminars focusing on financing the green transition and the future of mobility.

To get feedback from our stakeholders is particularly valuable as we are facing large geopolitical challenges across the world also impacting our region. The interest rate hikes over the past 15 months are unprecedented in the developed world, and the developing world continues to face deep problems with foreign exchange denominated debt burdens – and with more borrowing needs looming. However, despite these dark clouds we should not lose sight of the need to accelerate the green transition and support new innovation that can increase productivity and growth.

In the first three quarters of 2023, a total of EUR 2,050 million was disbursed. Continued demand for NIB lending has allowed the bank to prioritise high impact projects. The focus on the green transition is evident in the environmental mandate result, the share of which is at historical highs for NIB. New loans included projects to accelerate the transition towards marine decarbonisation and renewable energy, and to strengthen the electricity distribution networks in the region. The productivity mandate fulfilment also remains high. Details of all new lending can be found here.

Total assets at 30 September 2023 amounted to EUR 40 billion compared to EUR 41 billion at 30 September 2022. The total lending outstanding amounted to EUR 22 billion at 30 September 2023 compared to EUR 23 billion at 30 September 2022. The decrease was mainly attributable to significant foreign exchange impacts.

The net profit for the period January to September was strong and amounted to EUR 195 million compared to EUR 84 million in 2022. The increase in net profit is driven by higher net interest income and unrealised profits on financial operations. The underlying trend in core earnings has been improving from quarter to quarter since 2021 and the results on financial operations in the second and third quarter were better than the first quarter as the markets stabilised after the volatility in March. Net loan losses remain low and the expected loss provision on lending amounted to 0.3% of the lending exposure.

The Bank has raised EUR 6.7 billion in new funding in the first three quarters of 2023, including a five-year and a two-year global benchmark bond priced at attractive spreads over risk-free rates and both with large orderbooks. In September, NIB launched a five-year SEK 2 billion Environmental Bond. The proceeds from this transaction will be allocated to carefully selected projects that bring significant environmental benefits.

Finally, I would like to welcome our newest member of the Executive Committee, Hanna Pajunen who has been appointed Senior Director and Head of HR.

André Küüsvek, President & CEO

INTERIM MANAGEMENT STATEMENT / 4 Key figures and ratios In millions of euro unless otherwise specified Jan-Sep Jan-Sep YoY % Jan-Dec 2023* 2022* change 2022 Net interest income 216 162 33.7% 219 Profit before loan losses 193 76 152.3% 136 Net profit 195 84 131.5% 139 Lending disbursed 2,050 2,883 -28.9% 3,705 EUR 2.1 billion EUR 1.6 billion New signed lending 1,637 2,613 -37.3% 4,114 lending disbursed lending signed % of loans achieving good or above mandate ** 99.8% 98.8% 1.0% 99.2% Lending outstanding 21,534 22,608 -4.8% 22,195 Total assets 40,238 41,490 -3.0% 39,280 New debt issues 6,741 8,070 -16.5% 9,630 Debts evidenced by certificates 32,049 33,019 -2.9% 31,595 Total equity 4,281 4,022 6.4% 4,101 Equity/total assets *** 10.6% 9.7% 9.7% 10.4% Net profit/average equity *** 6.2% 2.8% 122.8% 3.4% 17.3% EUR 195 million Cost/income *** 17.3% 33.8% -48.9% 27.9% cost/income ratio net profit Number of employees at period end 245 228 7.5% 228 * Unaudited figures, to be read in conjunction with NIB's 2022 audited financial statements ** See page 9 for mandate fulfilment explanation *** See page 19 for ratio definitions 99.8% of disbursed loans fulfil our mandate to 33.7% YoY increase a level of good or excellent in net interest income

INTERIM MANAGEMENT STATEMENT / 5

Operating and financial review

Total comprehensive income

January–September 2023 compared to January–September 2022

NET PROFIT

The net profit for the period January–September 2023 amounted to EUR 195.4 million, which is EUR 111.0 million higher than the corresponding period in 2022. Total operating income increased significantly from EUR 115.2 million to EUR 232.7 million. Net interest income increased by EUR 54.5 million while net fee and commission income decreased by EUR 1.7 million. The net profit on financial operations increased from a loss of EUR 51.9 million to a gain of EUR 12.5 million. The financial markets have stabilised after the significant volatility in March due to the collapse of some regional US banks and Credit Suisse in Europe. A gain of EUR 2.9 million was recorded for net loan losses compared to a gain of EUR 8.1 million for the same period in 2022. There have been no realised loan losses year to date.

NET INTEREST INCOME

Net interest income for the period amounted to EUR 216.4 million compared to EUR 161.9 million in 2022. Net interest income on lending activities amounted to EUR 131.0 million and was EUR 7.2 million higher than in 2022 due to higher margins. The interest income on treasury activities increased from EUR 38.0 million to EUR 85.4 million as the liquidity buffer bond portfolios benefited from the increase seen in the market interest rate level. The outlook for net interest income remains positive for the rest of the year.

NET FEE AND COMMISSION INCOME

Net fee and commission income for the period January–September 2023 was EUR 3.8 million which was EUR 1.7 million lower than the same period in 2022.

NET PROFIT
EUR m


70
60
50
40
30
20
10
0
Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3
2021
2022
2023

NET INTEREST INCOME
EUR m


80
70
60
50
40
30
20
10
0
Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3
2021
2022
2023
Lending
Treasury

NET FEE AND COMMISSION INCOME
EUR m


4
3
2
1
0
Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3
2021
2022
2023

INTERIM MANAGEMENT STATEMENT / 6

NET PROFIT/LOSS ON FINANCIAL OPERATIONS

The net profit on financial operations for the period ended 30 September 2023 amounted to EUR 12.5 million compared to a loss of EUR 51.9 million in the same period last year. The result comprised of unrealised profits of EUR 12.4 million and realised gains of EUR 0.1 million compared to unrealised losses of EUR 56.4 million and realised gains of EUR 4.5 million in 2022.

The unrealised valuation gains and losses on assets in the Bank's liquidity portfolio arise from changes in credit spreads. The Bank maintains a liquidity portfolio, which it invests in high quality bonds. When credit spreads widen, this results in negative valuations on the bonds. In periods of financial turbulence credit spreads tend to rise, which also affects NIB's high quality bonds. When the Bank holds the bonds to maturity, so that they are not sold based on the current exit market value, any valuation losses and gains are expected to reverse, as the bonds will settle at par.

The unrealised valuation gains and losses on interest rate hedges are related to situations when the Bank raises funds with fixed rates or offers borrowers fixed rate loans, it hedges the resulting interest rate risk using swaps, in which the fixed rate is swapped to short term money market floating rates. The valuation of the swaps and underlying transactions may use different rates which might result in unrealised valuation gains and losses. It should be noted that as the Bank intends to hold these transactions to maturity these valuation gains and losses are expected to reverse in full.

TOTAL OPERATING EXPENSES

Total operating expenses amounted to EUR 40.2 million which is EUR 1.3 million higher compared to the corresponding period in 2022. The Bank's main expenses comprise personnel costs, cost related to administration, IT and depreciation. Personnel costs of EUR 26.0 million were EUR 2.8 million higher in the first three quarters of 2023 compared to the same period in 2022 due to annual salary adjustments and a higher head count. The other operating expenses were EUR 1.5 million lower compared to the same period in 2022, due to decreased depreciation as some assets reached the end of their depreciable lives towards the end of 2022. The cost/income ratio for period January-September 2023 was 17.3% compared to 33.8% in the same period in 2022 and 27.9% for the full year 2022.

NET PROFIT/LOSS ON FINANCIAL OPERATIONS
EUR m


20
10
0
-10
-20
-30
Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3
2021
2022
2023
Realised
Unrealised

PERSONNEL EXPENSES
EUR m


0
-2
-4
-6
-8
-10
Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3
2021
2022
2023

OTHER OPERATING EXPENSES
EUR m


0
-2
-4
-6
-8
Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3
2021
2022
2023

INTERIM MANAGEMENT STATEMENT / 7

NET LOAN LOSSES

For the period ended 30 September 2023, the Bank has recorded a positive amount for net loan losses of EUR 2.9 million compared to a positive amount of EUR 8.1 million for the corresponding period in 2022. EUR 1.7 million of the gain recorded relates to performing loans and EUR 1.2 million relates to recoveries on fully impaired non-performing loans. The positive impact on performing loans is mainly due to some large prepayments and credit upgrades offset by downgrades. In general, there have been no significant observed changes in the credit quality of the overall loan portfolio and there were no new non-performing loans during the period and no realised losses.

OTHER COMPREHENSIVE INCOME

The Bank separates the foreign currency basis spread from financial instruments used in fair value hedge accounting and this separated amount is recorded in Other comprehensive income (OCI) which amounted to a gain of EUR 10.2 million for the nine month period ended 30 September 2023 compared to a loss of EUR 24.3 million in the same period last year.

Financial liabilities recorded at fair value through the profit and loss, see valuation changes due to changes in own credit spreads need to be recorded in OCI. For the period ended 30 September 2023, the Bank recorded a negative impact from these changes of EUR 0.5 million compared to positive amount of EUR 3.0 million in 2022.

TOTAL COMPREHENSIVE INCOME

All in all, NIB had a significantly higher total comprehensive income in the nine months of 2023 compared to the same period in 2022. Total comprehensive income amounted to EUR 205.1 million compared to EUR 63.1 million in the same period of 2022.

NET LOAN LOSSES
EUR m


20
15
10
5
0
-5
Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3
2021
2022
2023

OTHER COMPREHENSIVE INCOME
EUR m


30
20
10
0
-10
-20
-30
Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3
2021
2022
2023

TOTAL COMPREHENSIVE INCOME
EUR m


80
60
40
20
0
Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3
2021
2022
2023

INTERIM MANAGEMENT STATEMENT / 8

Financial position

LENDING OUTSTANDING

The lending outstanding amounted to EUR 21,534 million. This comprises EUR 21,091 million of loans outstanding and investments of EUR 443 million in lending bonds recorded in debt securities. The total disbursements and investments during the period amounted to EUR 2,050 million, which is EUR 833 million lower than for the same period in 2022. More information regarding loans agreed can be found on our website at signed loans. The large foreign exchange difference arises mainly from loans in the Nordic currencies which weakened against the Euro.

LENDING HIGHLIGHTS

in EUR millions, unless otherwise specified	Jan-Sep* 2023	Jan-Sep* 2022	2022	2021	2020	2019
New signed loans, excluding labelled bonds	1,584	2,480	3,936	1,683	5,632	3,185
New lending labelled bonds	54	132	178	169	34	131
Total lending disbursements	2,050	2,883	3,705	2,440	4,853	2,676
Number of new signed loans	33	36	54	36	59	55
Number of new lending labelled bonds	3	7	10	14	4	9
Lending outstanding	21,534	22,608	22,195	22,313	21,727	18,931
Member countries	21,247	22,202	21,837	21,827	21,098	18,055
Non-member countries	352	471	424	635	798	996
Expected credit loss provision for lending	-65	-65	-66	-150	-169	-119
Non-performing loans as a % of lending	0.04 %	0.04 %	0.05 %	0.35 %	0.33 %	0.42 %

* Unaudited figures, to be read in conjunction with NIB's 2022 audited financial statements

DEVELOPMENT OF LENDING OUTSTANDING DURING 2023
EUR m


24,000
23,000
22,000
21,000
20,000
22,195
2,050
-1,538
-720
1
-453
-11
10
21,534
Dec'22 Book value
Disb.
Amort.
Prepaym.
Impairm.
FX changes
Hedge Acc
Other*
Sep'23 Book value

* Fair valuation of lending green bonds and hedging accounting.

INTERIM MANAGEMENT STATEMENT / 9

MISSION FULFILMENT

NIB's vision is for a prosperous and sustainable Nordic–Baltic region and the Bank has a dual mandate to provide lending that benefits the environment and/or improves productivity. All projects proposed for financing undergo an assessment of their potential impact on productivity and the environment of the member country area. The mission fulfilment is rated on a six-grade scale from "negative" to "excellent".

During the first nine months of 2023, projects achieving a "good" or "excellent" mandate rating accounted for 99.8% of the total amount of loans disbursed thereby exceeding the target of 95.0%. The focus on the green transition is evident in the environmental mandate result, which is at historical highs for NIB. The productivity mandate fulfilment also remains above target.

FUNDING

By the end of September, the Bank had raised EUR 6.7 billion in new funding which compares to EUR 8.1 billion in the same period last year. NIB's estimated funding plan for 2023 is EUR 7.0-8.0 billion.

In September, NIB launched a two-year USD 1.0 billion global benchmark bond with over two-fold oversubscription and final orderbooks reaching USD 2.5 billion. Also, In September, NIB launched a five-year SEK 2.0 billion NEB. The proceeds from this transaction will be allocated to carefully selected projects that bring significant environmental benefits.

For a full list of funding transactions, please click here.

The large foreign exchange movement arises from funding in different currencies and especially the USD weakening against the Euro.

MISSION FULFILMENT RATING
% of loans disbursed


92.6%
98.3%
98.1%
97.1%
99.2%
98.8%
99.8%
100
80
60
40
20
0
2018
2019
2020
2021
2022
2022 Jan-Sep
2023 Jan-Sep
Good or excellent in productivity only
Good or excellent in environment only
Good or excellent in both environment and productivity

DEBT DEVELOPMENT DURING 2023
EUR m


36,000
34,000
32,000
30,000
28,000
26,000
24,000
31,595
6,741
-5,684
-56
-368
-172
-7
32,049
Dec'22 Book value
New Issues
Amort.
Call & Buy backs
FX changes
Hedge Acc.
Other
Sep'23 Book value

INTERIM MANAGEMENT STATEMENT / 10 Financial statements Statement of comprehensive income In thousands of euro Note Jan-Sep 2023* Jan-Sep 2022* Jan-Dec 2022 Interest income from financial assets measured at amortised cost 693,356 209,800 365,505 Interest income from financial assets measured at fair value 167,839 24,852 51,385 Interest expense -644,799 -72,769 -197,617 Net interest income (1) 216,395 161,883 219,272 Commission income and fees received 5,585 7,039 8,805 Commission expense and fees paid -1,805 -1,562 -2,012 Net fee and commission income 3,780 5,477 6,793 Net profit/loss on financial operations (2) 12,500 -51,893 -37,497 Foreign exchange gains and losses 37 -305 -214 Total operating income 232,712 115,162 188,353 Expenses General administrative expenses Personnel expenses -26,000 -23,181 -31,764 Other administrative expenses -11,112 -10,369 -14,544 Depreciation -3,073 -5,318 -6,308 Total operating expenses -40,185 -38,868 -52,616 Profit before loan losses 192,526 76,295 135,737 Net loan losses (3) (4) 2,895 8,123 3,536 Net profit for the period 195,422 84,418 139,273 Other comprehensive income Items that will be reclassified to income statement Fair value hedges - valuation of cross currency basis spread 10,204 -24,279 -3,029 Items that will not be reclassified to income statement Changes in own credit risk on liabilities recorded at fair value -512 2,970 6,103 Total other comprehensive income 9,692 -21,309 3,073 Total comprehensive income 205,113 63,109 142,346 * Unaudited figures, to be read in conjunction with NIB's 2022 audited financial statements The accompanying notes are an integral part of these financial statements.

INTERIM MANAGEMENT STATEMENT / 11 Statement of financial position In thousands of euro Note 30 Sep 2023* 30 Sep 2022* 31 Dec 2022 Assets Cash and cash equivalents 2,495,353 2,288,925 2,078,406 Financial placements Placements with credit institutions 4,715,866 4,898,007 4,469,229 Debt securities 9,462,740 8,758,484 8,768,457 Other 4,853 4,184 4,532 14,183,459 13,660,675 13,242,218 Loans outstanding (5) 21,091,120 22,199,228 21,739,936 Intangible assets 11,374 8,154 8,704 Tangible assets, property and equipment 30,701 33,557 32,863 Other assets Derivatives 1,903,175 2,675,884 1,817,179 Other assets 55,020 364,000 34,904 1,958,195 3,039,884 1,852,083 Accrued interest and fees receivable 467,403 259,162 325,374 Total assets 40,237,605 41,489,585 39,279,583 * Unaudited figures, to be read in conjunction with NIB's 2022 audited financial statements The accompanying notes are an integral part of these financial statements.

INTERIM MANAGEMENT STATEMENT / 12 In thousands of euro Note 30 Sep 2023* 30 Sep 2022* 31 Dec 2022 Liabilities and equity Liabilities Short-term amounts owed to credit institutions 787,029 1,257,641 689,120 Debts evidenced by certificates (6) 32,048,556 33,019,432 31,595,081 Other liabilities Derivatives 2,607,003 2,616,651 2,539,630 Other liabilities 185,650 370,671 89,958 2,792,654 2,987,321 2,629,588 Accrued interest and fees payable 328,269 203,444 264,811 Total liabilities 35,956,508 37,467,838 35,178,600 Equity 4,281,096 4,021,746 4,100,983 Total liabilities and equity 40,237,605 41,489,585 39,279,583 * Unaudited figures, to be read in conjunction with NIB's 2022 audited financial statements The accompanying notes are an integral part of these financial statements.

NIB

INTERIM MANAGEMENT STATEMENT / 13

Statement of changes in equity

In thousands of euro	Paid-in capital	Statutory reserve	General credit risk fund	Profit available for appropriation	Changes in own credit risk on liabilities recorded at fair value	Cost of hedging reserve	Total
Equity at 31 December 2021	**845,543**	**836,884**	**2,153,680**	**159,158**	**-3,047**	**6,418**	**3,998,636**
Profit for the period	-	-	-	84,418	-	-	84,418
Other comprehensive income	-	-	-	-	2,970	-24,279	-21,309
Total comprehensive income	0	0	0	84,418	2,970	-24,279	63,109
Transactions with owners in their capacity as owners							
Appropriation of profit	-	-	119,158	-119,158	-	-	0
Dividends	-	-	-	-40,000	-	-	-40,000
Equity at 30 September 2022*	**845,543**	**836,884**	**2,272,838**	**84,418**	**-76**	**-17,861**	**4,021,746**
Profit for the period	-	-	-	54,855			54,855
Other comprehensive income	-	-	-	-	3,133	21,250	24,383
Total comprehensive income	0	0	0	54,855	3,133	21,250	79,238
Equity at 31 December 2022	**845,543**	**836,884**	**2,272,838**	**139,273**	**3,057**	**3,389**	**4,100,983**
Profit for the period				195,422			195,422
Other comprehensive income	-	-	-	-	-512	10,204	9,692
Total comprehensive income	0	0	0	195,422	-512	10,204	205,113
Transactions with owners in their capacity as owners							
Appropriation of profit	-	-	114,273	-114,273	-	-	0
Dividends	-	-	-	-25,000	-	-	-25,000
Equity at 30 September 2023*	**845,543**	**836,884**	**2,387,111**	**195,422**	**2,544**	**13,592**	**4,281,096**

* Unaudited figures, to be read in conjunction with NIB's 2022 audited financial statements

The accompanying notes are an integral part of these financial statements.

INTERIM MANAGEMENT STATEMENT / 14 Cash flow statement In thousands of euro Jan-Sep 2023* Jan-Sep 2022* Jan-Dec 2022 Cash flows from operating activities Net profit for the period 195,422 84,418 139,273 Adjustments: Unrealised gains/losses of financial assets and liabilities held at fair value 3,081 53,093 40,003 ECL non-lending activities -115 1,263 1,309 Depreciation 3,073 5,318 6,308 Change in accrued interest and fees (assets) -136,187 -18,016 -84,228 Change in accrued interest and fees (liabilities) 59,514 18,271 79,651 Net loan losses (ECL lending activities) -2,895 -8,123 -3,536 Hedge accounting ineffectiveness -15,341 2,052 1,058 Other adjustments to the period´s profit -4,939 6,063 6,512 Adjustments, total -93,809 59,920 47,077 Lending Disbursements of loans -1,996,374 -2,750,572 -3,526,941 Repayments of loans 2,192,337 1,688,686 2,702,232 Lending, total 195,963 -1,061,886 -824,709 Cash flows from operating activities, total 297,576 -917,547 -638,359 Cash flows from investing activities Placements and debt securities Purchase of debt securities -2,607,849 -2,104,814 -2,516,292 Sold and/or matured debt securities 1,944,967 1,362,038 1,729,779 Placements with credit institutions -10,431,474 -7,890,962 -8,560,031 Sold and/or matured placements with credit institutions 10,182,594 7,027,416 7,972,838 Other financial placements 700 -26 -72 Placements and debt securities, total -911,064 -1,606,348 -1,373,778 * Unaudited figures, to be read in conjunction with NIB's 2022 audited financial statements The accompanying notes are an integral part of these financial statements.

INTERIM MANAGEMENT STATEMENT / 15 In thousands of euro Jan-Sep 2023* Jan-Sep 2022* Jan-Dec 2022 Other items Acquisition of intangible assets -3,006 -3,385 -4,051 Acquisition of tangible assets -243 -273 -383 Change in other assets 7,429 -7,518 -7,740 Other items, total 4,180 -11,177 -12,174 Cash flows from investing activities, total -906,884 -1,617,525 -1,385,951 Cash flows from financing activities Debts evidenced by certificates Issues of new debt 6,730,611 7,742,933 9,630,309 Redemptions -5,727,284 -5,453,965 -7,356,900 Debts evidenced by certificates, total 1,003,327 2,288,968 2,273,409 Other items Change in swap receivables excluding fair value changes -296,370 75,101 30,704 Change in swap payables excluding fair value changes 220,995 22,723 56,383 Change in other liabilities 21,664 103,213 1,594 Dividend paid -25,000 -40,000 -40,000 Other items, total -78,712 161,037 48,682 Cash flows from financing activities, total 924,615 2,450,005 2,322,091 Change in cash and cash equivalents, net 315,307 -85,067 297,780 Opening balance for cash and cash equivalents, net 1,389,286 1,074,754 1,074,754 Exchange rate adjustments 3,731 41,596 16,752 Closing balance for cash and cash equivalents, net 1,708,324 1,031,283 1,389,286 Additional information to the statement of cash flows Interest income received 719,165 216,636 332,661 Interest expense paid -581,341 -54,496 -117,976 * Unaudited figures, to be read in conjunction with NIB's 2022 audited financial statements The accompanying notes are an integral part of these financial statements. The cash flow statement has been prepared using the indirect method and cash flow items cannot be directly concluded from the statements of financial positions.

INTERIM MANAGEMENT STATEMENT / 16

Note 1: Net interest income

In thousands of euro	Jan-Sep 2023*	Jan-Sep 2022*	Jan-Dec 2022
Cash and cash equivalents	67,325	-6,320	2,761
Placements with credit institutions	82,849	-9,006	-346
Debt securities	103,359	36,754	59,382
Loans outstanding	607,539	213,148	354,938
Other interest income	123	76	153
Total, interest income	861,194	234,652	416,889
Of which, interest income from financial assets measured at amortised cost	*693,356*	*209,800*	*365,505*
Short-term amounts owed to credit institutions	-16,371	2,277	-216
Short-term repurchase agreements	-215	16	-30
Debts evidenced by certificates	-560,163	-354,794	-514,049
Swap contracts and other interest expenses, net	-68,050	279,732	316,678
Total, interest expense	-644,799	-72,769	-197,617
Net interest income	**216,395**	**161,883**	**219,272**

* Unaudited figures, to be read in conjunction with NIB's 2022 audited financial statements

Note 2: Net profit/loss on financial operations

In thousands of euro	Jan-Sep 2023*	Jan-Sep 2022*	Jan-Dec 2022
Financial instruments held at fair value, realised gains and losses	80	10,357	10,613
Financial instruments held at fair value, unrealised gains and losses	-3,081	-53,093	-40,003
Financial instruments held at amortised cost, realised gains and losses	46	-5,843	-5,741
Expected credit loss on financial placements	115	-1,263	-1,309
Hedge accounting in effectiveness	15,341	-2,052	-1,058
Net profit/loss on financial operations	**12,500**	**-51,893**	**-37,497**

* Unaudited figures, to be read in conjunction with NIB's 2022 audited financial statements

NIB
INTERIM MANAGEMENT STATEMENT / 17

Note 3: Expected credit loss

In thousands of euro	Stage 1	Stage 2	Stage 3	Total
Balance at 31 December 2021	32,103	42,252	78,090	152,445
Transfer to Stage 1	93	-93	-	0
Transfer to Stage 2	-933	933	-	0
Transfer to Stage 3	-	-	-	0
New assets originated or disbursed	11,134	31	-	11,165
Amortisations and repayments	-2,372	-2,250	-	-4,622
Impact of remeasurment on existing assets	3,923	-24,341	7,014	-13,404
Foreign exchange adjustments and other changes	-	-	4,408	4,408
Net change income statement	11,845	-25,719	11,422	-2,453
Realised losses	-	-	-79,331	-79,331
Balance at 30 Sep 2022*	**43,948**	**16,532**	**10,181**	**70,661**
Transfer to Stage 1	7,076	-7,076	-	0
Transfer to Stage 2	582	-582	-	0
Transfer to Stage 3	-	-1,101	1,101	0
New assets originated or disbursed	7,959	1,194	-	9,152
Amortisations and repayments	-1,554	693	-	-860
Impact of remeasurment on existing assets	-6,386	3,829	-1,101	-3,658
Foreign exchange adjustments and other changes	-	-	-148	-148
Net change income statement	7,676	-3,043	-148	4,486
Balance at 31 December 2022	**51,624**	**13,490**	**10,033**	**75,147**
Transfer to Stage 1	5,025	-5,025	-	0
Transfer to Stage 2	-432	432	-	0
Transfer to Stage 3	-	-	-	0
New assets originated or disbursed	10,745	737	-	11,482
Amortisations and repayments	-11,244	-3,011	-	-14,256
Impact of remeasurment on existing assets	-3,172	4,202	-1,239	-209
Foreign exchange adjustments and other changes	-	-	-52	-52
Net change income statement	921	-2,665	-1,290	-3,034
Balance at 30 Sep 2023*	**52,545**	**10,825**	**8,743**	**72,113**

* Unaudited figures, to be read in conjunction with NIB's 2022 audited financial statements

ECL - STATEMENT OF FINANCIAL POSITION

In thousands of euro	30 Sep 2023*	30 Sep 2022*	31 Dec 2022
Loans outstanding	64,829	65,208	65,687
Commitments (recorded in other liabilities)	5,823	3,922	7,884
Financial placements	1,462	1,531	1,577
Total	**72,113**	**70,661**	**75,147**

ECL - STATEMENT OF COMPREHENSIVE INCOME

In thousands of euro	Jan-Sep 2023*	Jan-Sep 2022*	Jan-Dec 2022
Net result on financial operations (Note 2)	115	-1,263	-1,309
Net loan losses on performing and non performing loans (Note 4)	2,868	8,123	3,536
Foreign exchange gains and losses	52	-4,408	-4,260
Total recognised in income statement	**3,034**	**2,453**	**-2,033**

Note 4: Net loan losses

In thousands of euro	Jan-Sep 2023*	Jan-Sep 2022*	Jan-Dec 2022
Change in expected credit loss on performing loans	1,629	15,137	10,550
Change in expected credit loss on non-performing loans	1,239	-7,014	-7,014
Decrease of provisions to cover realised loan losses	-	-79,331	-79,331
Realised loan losses	-	79,331	79,331
Performing and non performing loans (note 3)	2,868	8,123	3,536
Recoveries on claims	28	-	-
Net loan losses	**2,895**	**8,123**	**3,536**

In the period Jan-Sep 2022 the bank had realised losses of EUR 79,331 thousand which had no impact to the income statement as the loans were fully impaired in previous years. There were no realised losses for the periods Jan-Sep 2023.

* Unaudited figures, to be read in conjunction with NIB's 2022 audited financial statements

INTERIM MANAGEMENT STATEMENT / 18 Note 5: Lending outstanding Note 6: Debts evidenced by certicate fi s In thousands of euro Jan-Sep 2023* Jan-Sep 2022* Jan-Dec 2022 In thousands of euro Jan-Sep 2023* Jan-Sep 2022* Jan-Dec 2022 Opening Balance 22,194,850 22,312,579 22,312,579 Opening Balance 31,595,081 31,525,985 31,525,985 Disbursements 2,049,874 2,882,661 3,705,191 New debt issues 6,740,611 8,069,928 9,630,309 Amortisations -1,538,386 -1,354,629 -2,149,355 Amortisations -5,684,164 -5,351,638 -7,217,679 Prepayments -719,650 -341,057 -559,877 Calls and buy backs -56,170 -106,851 -154,590 Changes in expected credit losses 834 11,544 10,918 Foreign exchange movements -367,942 1,371,500 56,016 Foreign exchange movements -453,064 -267,387 -499,682 Fair value adjustments -19,765 -56,745 -58,584 Fair value adjustments 14,326 -35,056 -30,857 Hedge accounting adjustments -172,143 -2,437,271 -2,201,745 Hedge accounting adjustments -10,709 -595,572 -586,357 Other 13,050 4,525 15,368 Closing balance 32,048,556 33,019,432 31,595,081 Other -4,286 -5,003 -7,709 Closing balance 21,533,789 22,608,080 22,194,850 * Unaudited figures, to be read in conjunction with NIB's 2022 audited financial statements Loans outstanding 21,091,120 22,199,228 21,739,936 Lending bonds 442,669 408,852 454,914 Total Lending 21,533,789 22,608,080 22,194,850 * Unaudited figures, to be read in conjunction with NIB's 2022 audited financial statements

INTERIM MANAGEMENT STATEMENT / 19 RATIO DEFINITIONS Note 7: Basis of preparation Total equity at reporting date Equity/total assets = Total assets at reporting date This interim management statement is not presented in accordance with IAS 34 Interim Financial Reporting as it excludes a number of disclosures. The accounting policies and methods of computation Net profit/average Annualised profit for the period are the same as described in Note 1 of NIB's Financial Statements 2022. equity = Average equity for the period This report was approved by the Executive Committee on 18th October 2023 Total operating expenses for the period Cost/income = Total operating income for the period

CONTACT Kim Skov Jensen Jens Hellerup Jukka Ahonen Vice President & CFO Senior Director, Senior Director, kim.jensen@nib.int Head of Funding & Investor Relations Head of Communications +358 10 618 0209 jens.hellerup@nib.int jukka.ahonen@nib.int +358 9 6181 1401 +358 10 618 0295 For more information about the Nordic Investment Bank, visit www.nib.int